Exhibit 99.1

STEMCELLS, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

NEWARK, Calif., (April 23, 2015) – StemCells, Inc. (NASDAQ: STEM) today announced that it intends to offer and sell common stock and warrants, subject to market and other conditions, in an underwritten public offering. The shares and warrants are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). StemCells intends to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and research and development.

Maxim Group LLC is acting as sole book-running manager for the offering.

The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Electronic copies of the preliminary prospectus also may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3500.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About StemCells, Inc.

StemCells, Inc. is currently engaged clinical development of its platform technology, HuCNS-SC® (purified human neural stem cells) as a potential treatment for disorders of the central nervous system (CNS). Interim data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) shows measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. Enrollment has recently commenced in the Company’s Phase II clinical trial in cervical SCI. StemCells, Inc. has also completed enrollment and treatment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD, which is the leading cause of blindness in the elderly. Based upon interim results for subjects with twelve months data, the Company reported a 70 percent reduction in the rate of disease progression as compared to the control (untreated) eye and a 65 percent reduction in the rate of disease progression as compared to the expected natural history of the disease. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells.

CONTACT:	Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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